Aurora Oil & Gas Corporation Releases Final Year-End 2006 Reserve Value

TRAVERSE CITY, MICHIGAN, February 28, 2007 - Aurora Oil & Gas Corporation (AMEX: AOG) today released its final year-end 2006 proved reserves value.

The final year-end 2006 reserve report issued by Schlumberger Data and Consulting Services values 153 billion cubic feet equivalent (Bcfe) of net proved reserves at a pre-tax PV-10 of $159 million, exclusive of existing hedges. This represents an increase of $20 million in pre-tax PV-10 from the amount reported on February 14, 2007 of $139 million and is due to a correction of estimated future production costs. Pre-tax PV-10 increases to $170 million, when existing hedges are included.

PV-10 represents the present value, discounted at 10% per annum, of estimated future net revenue before income tax of estimated proven reserves. PV-10 is a non-GAAP financial measure because it excludes income tax effects. Management believes that the presentation of the non-GAAP financial measure of PV-10 provides useful information to investors because it is widely used by professional analysts and sophisticated investors in evaluating oil and gas companies. PV-10 is not a measure of financial or operating performance under GAAP. PV-10 should not be considered an alternative to the standardized measure as defined under GAAP.

About Aurora Oil & Gas Corporation

Aurora Oil & Gas Corporation is an independent energy company focused on unconventional natural gas exploration, acquisition, development and production with its main operations in the Michigan Antrim Shale and New Albany Shale of Indiana and western Kentucky.

Cautionary Note on Forward-Looking Statements

Statements regarding the estimated amount or value of proved reserves are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although we believe that the forward-looking statements described are based on reasonable assumptions, we can give no assurance that they will prove accurate. Important factors that could cause our actual results to differ materially from those included in the forward-looking statements include the timing and extent of changes in commodity prices for oil and gas, drilling and operating risks, the availability of drilling rigs, changes in laws or government regulations, unforeseen engineering and mechanical or technological difficulties in drilling the wells, operating hazards, weather-related delays, the loss of existing credit facilities, availability of capital, and other risks more fully described in our filings with the Securities and Exchange Commission. All forward-looking statements contained in this release, including any forecasts and estimates, are based on management’s outlook only as of the date of this release and we undertake no obligation to update or revise these forward-looking statements, whether as a result of subsequent developments or otherwise.

Contact:
Aurora Oil & Gas Corporation
Jeffrey W. Deneau, Investor Relations
(231) 941-0073
www.auroraogc.com

Source: Aurora Oil & Gas Corporation